UNDERWRITING AGREEMENT


                                                        January 23, 1998

Nomura Securities Co., Ltd.
1-9-1 Nihonbashi, Chuo-Ku
Tokyo, Japan 103-8011


Gentlemen:

                            INTRODUCTION

     Evergreen Small Company Growth Fund (hereinafter referred to collectively as the "Fund") invites you ("Nomura") to act as Underwriter in Japan of the Class A shares ("Shares") of the Fund, subject to the following terms and conditions:

     1. In the distribution and sale in Japan of Shares, Nomura agrees to act as principal. Nomura shall not have authority to act as agent for the Fund, Keystone Investment Management Company ("Keystone"), Evergreen Distributor, Inc. ("EDI") or for any other dealer in any respect in such transactions.


                 CONCERNING THE CONTINUOUS OFFERING

     2. Nomura intends to undertake the continuous offering and sale of Shares of the "Fund" in Japan to Japanese and non-U.S. nationals (the "Continuous Offering") and the proposed schedule of sales charges, sub-dealer concessions and net retention by Nomura will be as follows:

                                                          Nomura's
                                      Sales   Sub-Dealer  Net
   Amount of Purchase                 Charge  Concession  Retention

Y500,000 but less than Y5 million        5.0%       4.0%       1.0%
Y5 million but less than Y10 million     4.0        3.2        0.8
Y10 million but less than Y100 million   3.0        2.4        0.6
Y100 million and over                    2.0        1.6        0.4


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     The minimum unit of sale of Shares shall be Y500,000.

         Nomura will be entitled to continuing maintenance fees for ser vices to its customers in accordance with the attached schedule of maintenance fees which may be modified from time to time. Nomura shall not have any vested right to receive any continuing maintenance fees on Shares sold by it.

     3. The Continuous Offering will be made on a forward pricing basis, i.e., orders accepted by Nomura prior to the close of business in Tokyo and placed with the Fund the same day prior to the close of the Fund's business day, 5:00 p.m. Boston, Massachusetts time, shall be confirmed at the closing per share net asset value, which the Fund agrees to furnish to Nomura each day by telex, and which Nomura agrees to make public each day at its head and branch offices. Orders taken by Nomura on days when the New York Stock Exchange is closed will be priced at the closing price on the next day when the New York Stock Exchange is open. In the event of differences between verbal and telex orders on the one hand, and written price confirmations on the other, the written price confirmations shall be considered final.

     4. In connection with sales to sub-dealers, the concession to sub-dealers and Nomura's net retention shall be subject to the table set forth above. Nomura agrees to furnish the Fund with English cop ies of agreements entered into between Nomura and its sub-dealers. Such agreements and sales by sub-dealers shall conform in all cases with the terms and conditions of this Agreement.

     5. Payment at the appropriate per share net asset value shall be made to the Fund by Nomura and shall be received by the Fund within three business days after its acceptance of Nomura's order or such shorter time as may be required by U.S. law.

     If such payment is not received by the Fund, it reserves the right without notice, forthwith to cancel the sale in which case the Fund may hold Nomura responsible for any loss to it, provided, however, that this paragraph shall have no force and effect if Nomura's failure to pay shall be caused by reason of force majeure.

         6. Nomura agrees to act as agent of the Fund for the purpose of facilitating redemptions of Shares of the Fund sold pursuant to the terms of this Agreement and held by Japanese investors. If Nomura repurchases Shares from its customers or customers of sub-dealers, it


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agrees to pay not less than the  applicable  net asset value as in effect on the date of such repurchase.

     7. The Fund will not accept from Nomura any conditional orders for sales of Shares.

     8. The Fund agrees that whenever Nomura places orders for pur chase of Shares from the Fund or redemption of Shares by the Fund, the Fund shall unconditionally accept such orders, unless trading on the New York Stock Exchange has been suspended or there are other reasons, including force majeure, which prevent such unconditional acceptance. The Fund also agrees to notify Nomura promptly by telex after the Fund has executed any such orders from Nomura. In the case of sales of Shares to the Fund, the Fund agrees to make payment to Nomura within seven days after its acceptance of Nomura's order or such shorter time as may be required by U.S. law. Subject to the provisions of this Paragraph 8, if the Fund fails to make payment to Nomura as above provided, the Fund agrees to indemnify and save Nomura harmless from any loss resulting therefrom.

     9. The Fund will pay all costs and expenses directly attribut able to the Continuous Offering, excluding costs of advertising, publicity and due diligence and other meetings, and other sales literature for the Continuous Offering.

    10. The Fund agrees and warrants that its agent securities company as defined in Article 13 of the rules concerning Foreign Securities Transactions of Japan Securities Dealers Association (the "Association's Rules"), on behalf of the Fund, shall prepare and furnish Nomura, in conformance with the Association's Rules and appli cable Japanese laws and regulations, the Japanese prospectus and explanatory brochure (hereinafter referred to in accordance with the Association's Rules as the "Explanatory Brochure") covering the Fund's Continuous Offering based on prospectuses, securities reports, semi-annual securities reports and material information in connection with the Fund furnished from time to time by the Fund (hereinafter collectively referred to as "Prospectuses-Reports").

    11. The Fund agrees to indemnify and save Nomura harmless from any damages which shall have occurred in the sale of Shares of the Fund pursuant to this Agreement to the extent such damages result from a false statement of a material fact contained in the "ProspectusesReports" of the Fund, an omission of a material fact which should be


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stated therein or an omission of a material fact necessary to make the statement therein not misleading. If the "Prospectuses-Reports" or any other material used in connection with the sale of the Fund Shares contains information furnished by Nomura which information contains a false statement of a material fact, an omission of a material fact which should be stated therein, or an omission of a material fact necessary to make the statement therein not misleading, Nomura likewise agrees to indemnify and save the Fund harmless from any damages it shall have incurred in any sales of the Shares of the Fund pursuant to the terms of this Agreement.

    12. The Fund agrees to designate Nomura if Nomura so requests, or such other representative as shall meet the qualification requirements as set forth in
Section 1 of Article 6 of the Japanese Standard Rules Relating to Selection of Foreign Investment Company Shares to be Sold in Japan (the "Standard Rules") as legal agent for service of process against the Fund.

         13. The Fund agrees that all its financial statements which appear in the Japanese Explanatory Brochure and Registration State ment, or in annual reports to the Ministry of Finance will be certi fied by independent certified public accountants who are licensed pub lic accountants under the laws of Japan. Any such financial state ments submitted to the Ministry of Finance will be manually signed and certified by such representative. The Fund also agrees to submit Securities Registration Statements and semi-annual reports to the Ministry of Finance which need not be certified.

    14. The Fund hereby represents and warrants that it currently conforms to the requirements of the Japanese Standard Rules. The Fund understands that if subsequently it is made aware that it does not so conform, the Fund will advise Nomura promptly and Nomura may suspend further sales of Shares but, even in such event, the Fund will continue to be obligated to repurchase or redeem Shares of the Fund from Nomura as hereinbefore provided.

    15. In offering the Shares of the Fund for sale in Japan, Nomura agrees to comply with the applicable laws, rules, regulations and criteria of the Ministry of Finance and Associations' Rules.

     Nomura also agrees that any advertisements used by Nomura will in general conform to the Statement of Policy of the United States
Securities and Exchange Commission (U.S. Release No. 40-2621), except


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for Paragraph (h) which deals with comparisons.

   16. With the consent of the Board of Trustees of the appropriate Evergreen Fund, Nomura may also undertake block and/or continuous offerings of the Shares of such other Evergreen Funds on the terms and conditions herein stated or as may be contained in any supplemental agreement hereto.

    17. This Agreement is, to the extent applicable, governed by the laws of Japan.

    18. This Agreement shall continue in effect as long as permitted under the U.S. Investment Company Act of 1940, as amended from time to time, the rules promulgated thereunder or under the Japanese Securities and Exchange Law of 1948, and appropriate exemptions there from. This Agreement may be terminated at any time by mutual consent or by either party upon thirty days written notice, and shall terminate automatically in the event of its assignment.


                                       EVERGREEN SMALL COMPANY GROWTH FUND


                                       /S/ D'RAY MOORE

                                       By D'Ray Moore
                                       Title: Secretary



NOMURA SECURITIES CO., LTD.

/S/ YASUNOBU MATASE

By Yasunobu Matase
Title: Director

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                                SCHEDULE OF MAINTENANCE FEES

         Except as otherwise provided for in the Underwriting Agreement, Nomura will be entitled to quarterly maintenance fees based on the aggregate net asset value of Shares of the Fund which Nomura has sold, which remain issued and outstanding on the books of the Fund on the last business day of the calendar quarter and which are registered in the names of clients for whom Nomura is broker of record ("Eligible Shares"). Such maintenance fees will be calculated at the rate of 0.0625% per quarter of the aggregate net asset value of all such Eligible Shares (approximately 0.25% annually); provided, however, that no maintenance fees will be paid to Nomura for any calendar quarter if the aggregate net asset value of such Eligible Shares on the last business day of the calendar quarter is less than $1 million. Quarterly maintenance fees shall be payable within 90 days after the end of the calendar quarter. Such maintenance fee rate may be modified by the Fund from time to time with prior notice.


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                    SUB-TRANSFER AGENCY AGREEMENT


                                                   January 23, 1998

Nomura Securities Co., Ltd.
1-9-1 Nihonbashi, Chuo-Ku
Tokyo, Japan 103-8011

Gentlemen:

         1. Evergreen Small Company Growth Fund (the "Fund"), hereby invites you, ("Nomura"), to act as Sub-transfer Agent for those shares of the Fund sold by Nomura in Japan as a principal underwriter of the Fund.

         2. Contemporaneously herewith, the Fund and Nomura have entered into an Underwriting Agreement under the terms of which Nomura has been appointed as Underwriter in Japan of the Fund's Class A shares (the "shares") and has the right thereunder, as principal, to purchase shares of the Fund at net asset value and to publicly offer and sell such shares in Japan upon the terms and subject to the conditions therein stated.

         3. Nomura intends to advise Keystone each day by facsimile or telex the number of shares of the Fund purchased in Japan and the number of such shares to be redeemed.

         4. The Fund also  understands  that Nomura has entered into a Custodian
         Agreement dated January 23, 1998, with State Street Bank and Trust Company (the "Custodian") of Boston, Massachusetts, USA, under which it has agreed to act as Nomura's Custodian and as such to hold and administer in Boston securities and incidental monies accruing therefrom.

         5. Upon its receipt of monies (in U.S. dollars) from the Custodian arising from the sale of the Fund shares in Japan, the Fund will forthwith issue and deliver to the Custodian a certificate or certificates or an open account statement or statements in Nomura's name representing the number of shares of the Fund then being paid for pursuant to the Underwriting Agreement.

         6. Upon advice from Nomura as to the shares of the Fund tendered for redemption to the Fund pursuant to the terms of the Underwriting Agreement, the Fund will, within seven calendar days, transmit to the Custodian the monies resulting from such redemption required to effect such repurchases.

         7. As Sub-transfer Agent in Japan, Nomura agrees to notify its customers and the subdealers of the number of shares of the Fund being held in Nomura's name which they have purchased.

         8. Nomura also agrees as such sub-transfer agent, upon receipt of the redemption monies, to convert the same into yen and to transmit to its customers or sub-dealers within seven days of the receipt of the redemption order and upon proper documentation the sums to which they are respectively entitled upon such repurchases.

         9. The Fund agrees that upon the declaration and payment of any income dividends or capital gains distributions, if any by the Fund, the Fund will transmit to the Custodian such sums of money as may be required, calculated on the basis of the number of shares, if any, of the Fund shown to be outstanding in Nomura's name on the record date, less, in the case of income dividends, the then appropriate U.S. withholding tax. As such subtransfer agent, Nomura agrees that upon receipt of such monies, it will convert the same to yen and distribute same in cash pro-rata among its customers and sub-dealers according to their respective holdings.

         10. It is the Fund's responsibility to keep records showing the total number of shares outstanding of the Fund, the names and addresses of the shareholders of record and the number of shares held by each such shareholder.

                As sub-transfer agent, it will be Nomura's responsibility to maintain records showing the total number of shares of the Fund for which Nomura is the shareholder of record outstanding in the names of Japanese shareholders, the names and addresses of the Japanese shareholders and the number of shares owned by each such shareholder.

                However, solely in connection with the notification of election by the Fund under Rule 18f-1 promulgated under the Investment Company Act of 1940, it is understood that the shareholders referred to in the preceding sentence shall be considered as shareholders of record for purposes of said Rule, whether they are shareholders of record of Nomura or of any sub-dealer.

                It will be the fund's responsibility to assure that the number of shares of the Fund outstanding in the name of Nomura as shown in the Fund's records shall be true and correct at all times.

                It will be Nomura's responsibility to assure that the number of shares of the Fund outstanding as represented in the detailed Japanese shareholders records as maintained by Nomura agree in total with the number of shares outstanding in the account of Nomura as shown in the records of the Fund.

         11. Nomura further agrees, as such sub-transfer agent, to issue to Nomura's customers and sub-dealers safe-keeping receipts indicating the number of such of the shares of the Fund as may be held by each, to arrange for the transfer of the holdings of Japanese shareholders of the Fund as they may request, and to respond to and answer inquiries from Japanese shareholders and the sub-dealers as to any aspect of their holdings in the Fund.

         12. Nomura also agrees that in the event any of Nomura's customers or customers of its sub-dealers or its sub-dealers request that certificates representing the number of Fund shares owned by any such customer be issued directly to such customer that Nomura will promptly so inform the Fund and will instruct the Fund to transfer the appropriate number of shares from the name of Nomura into the name of such requesting customer. The Custodian will deliver to the Fund certificates representing the appropriate number of shares as instructed by Nomura and the Fund will cancel such certificate or certificates and issue a new certificate in the name of said customer. In the event the shares registered in the name of Nomura are held in an open account and no certificates have been issued the Fund will, as instructed by Nomura, reduce the shares in such open account by the appropriate number and will issue a certificate in the name of said customer. The Fund will promptly deliver the certificate registered in the customer's name to Nomura and Nomura will be responsible for the prompt delivery of such certificate to its customer or to the customer of its sub-dealer.

         13. The Fund agrees to prepare or cause to be prepared at its own expense, Japanese language translations of annual an semi-annual reports of the Fund and to deliver a reasonable number of copies of same to Nomura for transmittal by Nomura to its customers and sub-dealers and Nomura agrees to deliver same to its customers and subdealers.

         14. While the shareholders of the Fund do not have general voting rights, it is understood that if the vote or assent of shareholders should be required on any matter, Nomura will transmit to its customers owning shares of the Fund and to sub-dealers all proxy materials and proxies (previously translated into Japanese at the Fund's expense) required in connection therewith and as record owners of such shares, Nomura will vote such shares in accordance with the instructions received by Nomura from its customers and sub-dealers. Nomura will be entitled to recover from the Fund its out-of-pocket costs in connection with the transmission and tabulation of such proxies and the voting thereon.

         15. This Agreement shall become effective on the date first above written and shall remain effective for one year from that date but may be terminated by either party on notice in writing within sixty days of the expiration date, failing which the Agreement shall be extended for another one-year period and likewise for further extensions.

         16. In the event Nomura terminates this Agreement, Nomura will continue to act as Sub-transfer Agent under all of the terms and conditions hereof until the Fund has had a reasonable time to make such other arrangements as it may determine.

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                If the foregoing  represents your understanding of the Agreement between us, please so indicate by signing and returning to us one copy hereof.

                                 Very truly yours,

                                 EVERGREEN SMALL COMPANY GROWTH FUND

                                 /S/ D'RAY MOORE


                                 By D'Ray Moore
                                 Title:  Secretary


NOMURA SECURITIES CO., LTD.

/S/ YASUNOBU MATASE

By Yasunobu Matase
   Authorized Signature